Exhibit 99.1

Lexaria Engages Consultants and Issues Options

Kelowna, BC / October 11, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company” or “Lexaria”) has retained Mackie Research Capital Corp. to provide market maintenance services for the company in compliance with regulatory guidelines. Mackie will trade shares of Lexaria on the Canadian Security Exchange for the purposes of maintaining a reasonable market and improving the liquidity of Lexaria's shares.

The agreement is for an initial 3 1/2-month period and may be terminated at any time by Lexaria or Mackie. There are no performance factors contained in the agreement and Mackie will not receive any shares or options from Lexaria as compensation for the services it will render. Lexaria and Mackie are unrelated and unaffiliated entities, but Mackie may provide investment banking services to Lexaria and Mackie and/or its clients may have an interest, directly or indirectly, in the securities of Lexaria.

The Company has also engaged Boom Capital Markets Inc on a short term contract to provide business advisory services including marketing strategies and assistance in preparing presentation materials, dissemination of information, and other business and capital advisory services.

The Company is issuing 250,000 stock options to Boom Capital Markets with a strike price of US$0.14, valid for two years, and paying compensation of CDN$5,000/month.

As per a consulting contract signed March, 2015, the Company is issuing 252,000 restricted common shares and cash compensation of US$6,240 to a private company controlled by the President of Lexaria.

As per a consulting contract entered in July 2016, the Company has issued 750,000 warrants with an exercise price of US$0.14 and valid for five years, to Profit Planners Inc, in return for consulting services provided in August, September, and October 2016.

As per a contract entered in July 2016, the Company is obligated to pay a US$4,000 monthly fee to a director. The Company and the director have agreed to settle the outstanding amount of US$16,000 for the four months to October 31 through the issuance of 114,286 restricted common shares.

The securities issued will be subject to a hold period in Canada of four months and one day, or for any resales into the USA under Rule 144, six months and one day. The Private Placement is subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Mackie Research Capital Corporation

Mackie is one of Canada’s largest independent full service investment firms, and proudly traces its roots back to 1921. Mackie is privately owned by many of its 300 employees. As a fully integrated national investment dealer, Mackie offers a full complement of capital markets and wealth management services to private clients, institutions, and growth companies. For further information, please contact Adam Smith at 416 860 7654.

About Lexaria
Lexaria Bioscience Corp. is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the hemp oil sector or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors or as a result of the license agreement. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.